May 23, 2017

Dear Laurie,

We are pleased that you have accepted the position as a Temporary Employee - Accounting for Old Point National Bank.

Below are details of your compensation package that we previously discussed.

Job Title:	Temporary Employee-Accounting

Reporting To:	Chief Executive Officer, Robert Shuford, Jr

Status:	Part Time

Work Location:	Working both remotely and at the Headquarters location in downtown Hampton

Start Date:	Thursday, June 1, 2017

End Date:	On or Before Friday, July 14, 2017

Hourly Rate:	$125.00 (per hour)

Benefits:	Not benefits eligible

Your employment with our company is "at will", which means that either you or the Company may terminate the relationship at any time.  Neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Sincerely,

/s/ Robert F. Shuford, Jr.

Robert F. Shuford, Jr.

Accepted:

/s/ Laurie D. Grabow	May 23, 2017
Laurie D. Grabow	Date